Exhibit 5.1

September 1, 2004

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Ladies and Gentlemen:

     We have acted as your Counsel in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-116388) (the “Registration Statement”) relating to the public offering of an additional $125,000,000 aggregate principal amount of Floating Rate Senior Notes due July 20, 2007 (the “Securities”) of Doral Financial Corporation, a Puerto Rico corporation (the “Company”), as your counsel, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the Commonwealth of Puerto Rico and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, we have relied upon the opinion, dated September 1, 2004 of Sullivan & Cromwell LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture relating to the Securities has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures and all documents examined by us are genuine, assumptions that we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement dated August 27, 2004. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Pietrantoni Méndez & Alvarez LLP